Exhibit 10.66

Portions of this exhibit have been omitted pursuant to a request for confidential treatment by BioMimetic Therapeutics, Inc. The omitted portions, marked by [**], have been separately filed with the Securities and Exchange Commission.

LOGISTICAL SUPPORT AGREEMENT

This Logistical Support Agreement (“Agreement”) is entered into as of the last date executed below (the “Effective Date”) and is by and between BioMimetic Therapeutics, Inc.  having its principal office located at 389 Nichol Mill Lane, Franklin, TN 37067 USA (“BioMimetic”), and Joint Solutions Alliance Corporation having its principal office located at 975 Fraser Drive, Unit 18, Burlington, ON L7L 4X8 Canada (“JSAC”)(each, individually a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, BioMimetic is engaged in the business of manufacturing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications, including the products listed in Exhibit A (“Product(s)”); and

WHEREAS, JSAC is engaged in the business of selling and marketing goods manufactured by others in the Territory (as hereinafter defined), including products similar or related to the Products;

WHEREAS, the parties previously operated under the Distribution Agreement wherein JSAC was the exclusive distributor of BioMimetic’s Product within Canada;

WHEREAS, the parties desire for BioMimetic to take over the sales and billing function for the Product and for JSAC to only warehouse and ship the Product in the Territory;

NOW THEREFORE, In consideration of the mutual covenants and agreements herein contained, BioMimetic and JSAC do hereby agree as follows:

1.           Exclusive Service Provider.

BioMimetic hereby grants to JSAC the exclusive right to provide logistical services for the Products during the Term of the Agreement, to customers located within the country of Canada (“Territory”) for delivery of the Product in the Territory all in accordance with the terms and conditions set forth herein.

2.           Performance.

2.01.       Product Shipments to JSAC.  BioMimetic shall periodically ship inventory of the Product to JSAC in sufficient quantity to meet the anticipated demand for the Product in the Territory.  On at least a monthly basis, BioMimetic and JSAC shall discuss the anticipated demand for the Product in the Territory.

2.02        BioMimetic Retains Title.  BioMimetic shall retain title to all Product held by JSAC.  If deemed necessary by BioMimetic, JSAC will execute such documents that are necessary or desired by BioMimetic to perfect its ownership interest in the Product.  JSAC shall have the responsibility for managing the supply of the Product and shall properly store and maintain the Product in appropriate cold storage, and shall be liable to BioMimetic for any missing Product or any Product rendered unusable because of improper handling or storage, or the negligence of JSAC.

2.03        Customer Orders.  JSAC agrees that it shall use commercially reasonable efforts to fill BioMimetic’s sales orders in accordance with Section 2.05 below.  BioMimetic shall provide notice to JSAC of sales orders via email or such other means that is acceptable to both parties.

2.04        Inventory Shipment From BioMimetic to JSAC.  BioMimetic shall remain liable for all Inventory shipped to JSAC until such Inventory is received by JSAC from the transportation carrier.  BioMimetic shall be responsible for all costs and liability for delivery of the inventory supply of Product to JSAC including all freight, insurance, value added tax (VAT) and similar taxes, duty and customs, and other costs and charges associated with shipment of the Product to JSAC.

2.05        Shipment from JSAC to Customer.  BioMimetic shall be responsible for all costs of shipping the Product to customers and BioMimetic shall be liable for destruction or non-delivery of the Product by shipping carriers.  BioMimetic shall initiate shipment by providing notice to JSAC in a manner mutually acceptable to both parties.  Upon notification from BioMimetic, JSAC shall have 24 hours to process and ship Product to customer.

2.06        Additional or Different Terms.  Any inventory orders, confirmations, acceptances, advices and similar documents submitted by JSAC in conducting the activities contemplated under this Agreement are for administrative purposes only and any legal terms that may be included on such forms shall not add to or modify the provisions of this Agreement.  To the extent there are any conflicts or inconsistencies between this Agreement and any such document, the provisions of this Agreement shall control as to a particular order unless otherwise agreed to in writing by the Parties.

3.           Service Fee, Terms of Payment.

BioMimetic shall pay JSAC a service fee equal to ** percent (**%) of the Net Sales price of the Product shipped by JSAC.  The Net Sales price of the Product shall be equal to the gross sales price less any discounts given to the customer and excluding any additions to the price for sales, use, occupational taxes or similar taxes or duties, and cost of delivery or returns.  Payments of service fees due under this Section 3 shall be due within fifteen (15) days of the end of each month for Product sold during the month.  In the event such remittance is not made in full within said period, interest shall accrue on moneys outstanding from the due date to the date of payment at the rate of one and one-half percent (1½ %) per month (or the maximum legal rate allowed, whichever is less).  Payments to JSAC shall be made in Canadian currency.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

4.           Notifications and Quality Agreement.

4.01        Notification by JSAC.  JSAC will notify BioMimetic of any problems or customer complaints that it may become aware of during the term of this Agreement. Such notification will be made in a timely manner, but under no circumstances will this exceed 5 days from the time that JSAC learns of such a problem or complaint.

4.02        Quality Agreement.  The Parties shall revise their exiting Quality Agreement to reflect the Party’s responsibilities regarding quality matters relating to the Products.  BioMimetic shall have the right to perform a pre-qualification audit and subsequent annual audits of JSAC’s facilities to ensure compliance with BioMimetic’s SOPs and applicable regulatory requirements for storing and handling the Products.  BioMimetic shall provide JSAC with at least two (2) weeks notice in advance of such audit.

5.           Confidentiality.

5.01.       Definition.  As used in this Agreement, "Confidential Information" means any proprietary or confidential information, technical data, trade secrets or know-how of a Party (the "Disclosing Party"), including, without limitation, product formulations, research, product plans, products, manufacturing techniques, service plans, services, business plans, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems and profit figures, finances and other business information disclosed to the other Party hereto (the "Receiving Party") by or on behalf of the Disclosing Party, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property; provided that (a) any Confidential Information disclosed in tangible form will be marked as confidential and/or proprietary information by the Disclosing Party and (b) any Confidential Information disclosed in intangible form will be identified as confidential and/or proprietary information of the Disclosing Party at the time of disclosure and summarized in writing to the Receiving Party within thirty (30) days of its disclosure.  The Parties agree that the provisions of this Agreement shall be considered the Confidential Information of both Parties and shall not be disclosed by either Party except as set forth in this Section 5.01.  For avoidance of any doubt, all customer lists for Products shall be deemed BioMimetic’s Confidential Information.

5.02.      Duties of Confidentiality and Non-Use.  During the Term, and for a period of ten (10) years thereafter, the Receiving Party will maintain in confidence all Confidential Information disclosed to it by the Disclosing Party.  The Receiving Party shall not use, disclose or grant use of the Disclosing Party's Confidential Information except as required under this Agreement.  To the extent that disclosure is authorized by this Agreement, the Disclosing Party shall obtain prior agreement from its employees, agents, consultants, Affiliates, subcontractors and sublicensees (collectively, the "Representatives") to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement.  Each Receiving Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its Representatives do not disclose or make any unauthorized use of such Confidential Information.  Each Receiving Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information.

5.03.       Exceptions.  The obligations regarding "Confidential Information" set forth in this Section 5 shall not apply to:

(a) information that, at the time of disclosure, was published, known publicly, or otherwise in the public domain;

(b) information that after disclosure, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of the Receiving Party;

(c) information that, prior to the time of disclosure, is known to the Receiving Party, as evidenced by its written records, and is not then subject to an obligation of confidentiality to any third party;

(d) information that, after disclosure, is made available to the Receiving Party by a third party under no obligation of confidentiality and without restriction on its further disclosure by the Receiving Party; and

(e) information that is required to be disclosed pursuant to the order of any court or governmental agency with competent jurisdiction or where disclosure is otherwise required by law (provided, however, that (i) any such disclosure shall not otherwise relieve the Receiving Party of its continuing confidentiality and non-use obligations hereunder with respect to all of the Confidential Information, including the information disclosed by it to the court or agency under this clause, and (ii) the Receiving Party shall give the Disclosing Party reasonable advance notice of any such disclosure and cooperate reasonably with the Disclosing Party in the Disclosing Party's efforts to object to such disclosure and to obtain the recipient's agreement to maintain the confidentiality of the Confidential Information disclosed under this clause).

5.04.       Permitted Disclosure.  Each Party and its Representatives may disclose Confidential Information to the extent such disclosure is reasonably necessary for the purpose of the implementation of this Agreement to individuals or entities bound by the same terms of this Section 5. Each Party may also disclose Confidential Information for purposes of complying with any applicable statute or governmental regulation, and any required disclosure to Health Canada or any other governmental regulatory authority, provided however that such disclosing Party gives reasonable notice thereof to the nondisclosing Party so that the nondisclosing Party may to appear, object and obtain a protective order or other appropriate relief regarding such disclosure.

6.           Representations and Warranties, Limitation of Liability.

6.01.      Authority.  Each Party represents and warrants to the other that (a) such Party is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation; (b) the execution and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; and (c) the execution and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and, to its knowledge, will not violate any law, rule or regulation applicable to such Party.

6.02        Disclaimer of Warranties.  EXCEPT AS OTHERWISE SET FORTH HEREIN, BIOMIMETIC DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

6.03        Limitation of Liability.  IN NO EVENT SHALL BIOMIMETIC BE LIABLE FOR LOSS OF PROFITS OR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR OTHER SIMILAR DAMAGES ARISING OUT OF ANY BREACH OF THIS AGREEMENT OR OBLIGATIONS UNDER THIS CONTRACT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT BIOMIMETIC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.           Indemnification.

7.01        Indemnification by BioMimetic.  BioMimetic shall defend JSAC and its directors, officers and employees and any Affiliate from and against any and all claims and suits brought by an independent third party to the extent based upon, and shall indemnify and hold JSAC and its directors, officers and employees and any independent sales representative harmless from and against any and all losses, damages, penalties, liabilities, judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) for all products liability claims involving the Products, except to the extent arising from JSAC’s negligence or willful misconduct in storing or handling the Products at its facility.

7.02        Indemnification by JSAC.  JSAC shall defend BioMimetic and its directors, officers and employees and any Affiliate from and against any and all claims and suits brought by an independent third party to the extent based upon, and shall indemnify and hold BioMimetic and its directors, officers and employees and any affiliate of BioMimetic harmless from and against any and all losses, damages, penalties, liabilities, judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) for JSAC’s negligence or willful misconduct in storing or handling the Products at its facility.

7.03        Conditions of Indemnification.  A Party seeking indemnification shall give prompt written notice to the indemnifying Party of the commencement of any action, suit, or proceedings for which indemnification may be sought, and the indemnifying Party, through counsel satisfactory to the indemnified Party shall assume the defense thereof; provided, however, that the indemnified Party shall be entitled to participate in any such action, suit, or proceeding with counsel of its own choice, but at its own expense.  If the indemnifying Party fails to assume the defense within a reasonable time, the indemnified Party may assume such defense and the fees and expenses of its attorneys will be covered by the indemnity provided for in Section 7.01 or 7.02 as applicable.  Notwithstanding anything in this Article 7 to the contrary, an indemnifying Party shall not, without the written consent of the indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any action, suit, or proceeding.

8.           Insurance.

8.01.      JSAC’s Insurance.  JSAC shall secure and maintain during the Term an insurance policy or policies protecting JSAC and BioMimetic against any loss, liability or expense whatsoever, including product liability, worker’s compensation, personal injury, fire, theft, death, property damage or otherwise, arising from JSAC’s business. Such policy or policies shall include general liability coverage of not less than five hundred thousand US dollars (US $500,000) per person and one million US dollars (US $1,000,000) combined single limit per accident for bodily injury and property damage cover-age of one hundred thousand US dollars (US $100,000). JSAC shall furnish BioMimetic with certificates evidencing all such insurance, which certificates shall contain provisions requiring the insurance carriers to give the BioMimetic at least thirty (30) days’ prior written notice of any cancellation or material change in any such policy.  BioMimetic shall be an additional named insured on such policy or policies.

8.02.       BioMimetic’s Insurance. BioMimetic represents that it has and will maintain in effect during the Term a broad form vendor’s liability insurance with limits of not less than five million dollars ($5,000,000).  BioMimetic will furnish JSAC with certificates evidencing such insurance.

9.           Reports and Records.

9.01.       Reports.  Within thirty (30) days of the expiration of each month during the Term, JSAC agrees to furnish BioMimetic with a report regarding the total units of Products distributed by JSAC for such month.

9.02.       Records.  JSAC agrees to maintain copies of all documentation relating to its receipt, storage and shipment of Products under this Agreement.  If requested in writing by BioMimetic, JSAC shall permit BioMimetic to have access to such documentation at JSAC’s place of business during ordinary business hours.  In the event of the termination of this Agreement, JSAC agrees to deliver the BioMimetic all records related to the receipt and shipment of Products under this Agreement within thirty (30) days of termination.

10.         Intellectual Property Rights.

10.01.    Products.  BioMimetic shall remain the exclusive owner of all right, title and interest in and to all intellectual property rights in the Products.  No license to or assignment of any patent, invention, patent right, material right, or trade secret anywhere in the world by BioMimetic is conveyed by this Agreement.  JSAC hereby agrees to notify BioMimetic immediately of any third-party infringement or potential infringement of any intellectual property right held by BioMimetic in the Territory.

10.02.    Acknowledgment of Rights in Trademarks.  JSAC acknowledges that BioMimetic shall maintain ownership of all right, title and interest in and to the names and certain related designs associated with the Products (the “Trademarks”), including any new or revised names or designs which BioMimetic may adopt to identify it or any Product during the Term.  JSAC agrees not to adopt, use, or seek registration of any of the Trademarks (or any other trademark that would be confusingly similar thereto) in any manner whatsoever except as expressly provided in this Agreement.  JSAC does not have, and shall not acquire, any interest in or right to use any other trademark or trade names owned by BioMimetic unless otherwise expressly agreed to by BioMimetic in writing.

11.         Relationship of Parties.

11.01     Independent Contractor Status.  Nothing contained in this Agreement shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between JSAC and BioMimetic, nor construed to constitute JSAC as an employee of BioMimetic.  JSAC shall not hold itself out as such.  JSAC has no right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name of or on behalf of BioMimetic, it being intended that both JSAC and BioMimetic each shall remain an independent contractor responsible for its own actions.  All contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.  JSAC agrees to indemnify and hold BioMimetic harmless from and against any damage or expenses, including reasonable attorney fees, arising out of a breach of the provisions of this Section 11.01.

11.02      No Franchise.  Nothing contained in this Agreement shall be construed to create a franchise or make either Party the franchisee of the other.  JSAC hereby releases any claims that BioMimetic has violated any franchise disclosure or other franchisor obligation in connection with the creation of this Agreement.

12.          Term of Agreement.

The initial term of this Agreement shall commence on the Effective Date and shall continue for one year (the "Initial Term").  Unless earlier terminated pursuant to this Agreement, this Agreement shall renew at the end of the Initial Term for subsequent one (1) year renewal terms (each, a "Renewal Term," and together with the Initial Term, the "Term"), provided that BioMimetic gives JSAC thirty (30) days notice of intent to renew.

13.          Termination.

13.01.    Events of Termination.  During the Renewal Term(s), either party shall have the right to terminate this Agreement, without cause, upon sixty (60) days written notice to the other party. In addition,  either Party may terminate this Agreement at any time during either the Initial Term or a Renewal Term as follows:

(a) Bankruptcy, Etc.  Immediately upon written notice to the other Party in the event that: (a) proceedings in bankruptcy or insolvency are instituted by or against either Party, (b) a receiver, receiver and manager, administrator, trustee or inspector, or other person with similar powers, is appointed in respect to all or any part of either Party’s assets, (c) an application for the winding up of either Party is presented and not withdrawn or dismissed within 21 days or an order is made or resolution is passed for the winding up of either Party, (d) either Party is unable to pay all of its debts as and when they become due and payable or is deemed to be insolvent under any provision of any statute or any other law, (e) either Party makes an assignment for the benefit of its creditors, (f) any substantial part of the assets of either Party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution, or (g) either Party ceases to carry on all or a substantial part of its business, provided however that JSAC shall not be permitted to terminate this Agreement as a result of BioMimetic’s divestiture of any part of its business or any acquisition of or merger with BioMimetic by another entity.

(b) Default.  If one Party commits a material breach of any of the terms or provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice given by the other Party then such termination shall be effective immediately upon written notice to the defaulting Party following such cure period.

(c) Licenses.  Immediately if either Party is unable to obtain or renew any permit, license, patent or other governmental approval necessary to carry on the business contemplated under this Agreement.

13.02.    Rights upon Termination.  Upon termination of this Agreement, by expiration of the Term or otherwise, all further rights and obligations of the Parties shall cease, except that the Parties shall not be relieved of (i) any accrued rights or remedies or any duty to discharge in full any obligation accrued or due prior to the date of termination, including their respective obligations to pay any moneys due or which become due as of or subsequent to the date of termination, and (ii) all other respective rights and obligations under Articles 6, 7, 8, and 11 of this Agreement.  Except as otherwise expressly provided in this Section 13.02, upon termination or expiration of this Agreement, no consideration or indemnity shall be payable to JSAC either for loss of profit, goodwill, creation of clientele or other like or unlike items.

13.03.    Return of Product.  Upon termination of this Agreement, JSAC shall return to BioMimetic all of the Products in JSAC’s possession or under JSAC’s control and not shipped to customers on the date of termination of this Agreement.  BioMimetic shall incur all costs associated with the return of the Product.

14.         Miscellaneous.

14.01.    Force Majeure.  If the performance of any obligation under this Agreement, is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of public enemies, blockade, embargo, strikes, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this Section 14.01, which is beyond the reasonable control of the Party affected, then the Party so affected shall, upon giving prior written notice to the other Party, be excused from such performance to the extent of such prevention or interference, provided that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

14.02.    Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the Parties hereto and supersedes all previous negotiations, agreements and commitments with respect thereto, and shall not be released, discharged, changed or modified in any manner expect by instruments signed by duly authorized officers or representatives of each of the Parties hereto.

14.03.    Applicable Law.  Any claim or controversy relating in any way to this Agreement shall be governed and interpreted exclusively in accordance with the laws of The State of Tennessee.  If BioMimetic so elects in its sole discretion, JSAC hereby agrees that all controversies arising from or relating to this Agreement shall be initiated in a state or federal court located in The State of Tennessee and, accordingly, irrevocably consents to the jurisdiction and to the service of process, pleadings and notices in connection with any and all actions and processes initiated in any state or federal court in said State.  Neither the 1980 United Nations Convention on Contracts for the International Sale of Goods nor the United Nations Convention on the Limitation Period in the International Sale of Goods will apply to this Agreement or any transaction under it.

14.04.    Severability. If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the applicable law, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by either Party from the terms and provisions of this Agreement in order to comply with applicable laws, rules or regulations shall not be considered a breach of this Agreement.

14.05.    Waiver of Compliance.  Any failure by any Party hereto at any time to enforce any term or condition under this Agreement shall not be considered a waiver of that Party’s right thereafter to enforce each and every term and condition of this Agreement.

14.06.    Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 14.06, by registered or certified air mail, postage prepaid, or by express courier service, service fee prepaid, or by telefax with a hard copy to follow via air mail or express courier service in accordance with this Section 14.06.

TO BIOMIMETIC:

Attention: President and CEO
BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, TN 37067
United States
FAX:  615-844-1281

With a copy to:
Attention: General Counsel
BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, TN 37067
United States
FAX: 615-236-4457

TO JSAC:

Attention:
Joint Solutions Alliance Corporation
975 Fraser Drive, Unit 18
Burlington, ON L7L 4X8
Canada

With a copy to:
Lesley Munk / Michael Scan
Fogler Ruginoff
95 Wellington Street, West
13th Floor Mailroom
Toronto Dominion Centre
Toronto, Ontario
Canada  M5J 2Z9

All notices shall be deemed received (i) if given by hand, immediately, (ii) if given by air mail, three (3) business days after posting, (iii) if given by express courier service, the next business day in the jurisdiction of the recipient, or (iv) if given by telefax, upon receipt thereof by the recipient’s telefax machine as indicated either in the sender’s identification line produced by the recipient’s telefax machine, or in the sender’s transmission confirmation report as produced electronically by the sender’s telefax machine.

14.07.    Assignment.  JSAC shall not assign, transfer or otherwise dispose of this Agreement in whole or in part to any individual, firm or corporation without the prior written consent of BioMimetic.

14.08.    Arbitration.  In the event of any controversy or claim arising out of or relating to this Agreement, the Parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to both Parties.  Such negotiation shall commence within seven (7) days of either Party giving formal written notice detailing the nature of the controversy or claim.  If the Parties do not reach settlement within a period of 60 days of such notice, then any unresolved controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution.  The arbitration shall be administered by the American Arbitration Association, and all arbitration proceedings shall be conducted in Nashville, TN USA.

14.09.    Headings.  Section headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

14.10.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

The Parties have caused this Agreement to be executed by their respective duly authorized representative as of the dates set forth below.

BioMimetic Therapeutics, Inc.		Joint Solutions Alliance Corporation

By:	/s/ Earl Douglas	By:	/s/ Alan Tanner
Name:	Earl Douglas	Name:	Alan Tanner
Title:	General Counsel	Title:	President/CEO
Date:	11-3-2010	Date:	10-18-2010

EXHIBIT A

PRODUCTS

Augment Bone Graft
SPECIFICATIONS

Augment consists of:

•	One 5 mL syringe or 6 mL vial aseptically filled with 3.0 mL of formulated rhPDGF-BB (0.3 mg/mL in sodium acetate buffer).

•	One sterile (gamma irradiated) 60 mm laminate cup filled with 5.0 cc of 1000-2000 µm (nominal mean diameter) β-TCP

Augment Injectable Bone Graft Putty
SPECIFICATIONS

Augment Injectable consists of:

•	** glass vial aseptically filled with ** of formulated rhPDGF-BB (** in sodium acetate buffer).

•	One ** syringe (pre-sterilized)

•	One sterile (pre-sterilized) TCP/Collagen “**”, Finished Component (in a foil pouch) consisting of **% Beta Tricalcium Phosphate (β-TCP) and **% Type I Bovine Collagen

** blunt fill needle (pre-sterilized)

Augment and Augment Injectable shall only be deemed “Products” under this Agreement to the extent that they are approved for commercial marketing in Canada by Health Canada.  Augment or Augment Injectable that is intended for use in a clinical study in Canada shall not be deemed “Products” under this Agreement.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.